Customers Bank
1015 Penn Avenue
Wyomissing, PA 19610

Contact:
Jay Sidhu, Chairman & CEO
610-935-8693

Customers Bancorp Appoints Robert Buford of Chicago
to Board of Directors.

WYOMISSING, PA (June 25, 2020) Robert John Buford, 71, of Chicago, Illinois, was appointed to the Board of Directors of Customers Bancorp, Inc., a bank holding company headquartered in Wyomissing, Pennsylvania and providing financial services through its subsidiary Customers Bank with assets of $12 billion at March 31, 2020.

Mr. Buford is the President and Chief Executive Officer of Planned Realty Group, Inc., a Chicago based real estate company. Mr. Buford began his career with Proctor and Gamble, Honeywell, and Pfizer Medical, Inc. in Chicago, where he progressed to a regional manager role before joining Omnimedical, Inc. as general manager. Mr. Buford founded Planned Realty Group in 1981 to acquire multifamily buildings on the north side of Chicago. Over the succeeding decades, he grew the firm and its assets to include over two dozen buildings and thousands of apartments.

Mr. Buford received his Juris Doctor from DePaul University School of Law and is a member of the Chicago Bar Association. Mr. Buford earned a Masters of Business Administration from the University of Chicago and a Bachelor of Science in Industrial Engineering from the University of Illinois.

The size of the Customers Bancorp Board was increased to eight members in connection with the appointment, which was made at meeting of the full Board on Wednesday, June 24, 2020. Mr. Buford will serve as a director in Class I, with a term expiring at the Company's annual meeting of shareholders in 2021. Mr. Buford was also appointed to serve on the Board’s Directors’ Risk and Audit Committees.

To learn more about Customers Bank and its products and services, please visit www.customersbank.com.

About Customers Bancorp, Inc.

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank a full-service super-community bank with assets of approximately $12 billion at March 31, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals, and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bancorp, Inc.’s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information can be found on the company’s website, www.customersbank.com.